EXHIBIT 5. 1

                     [Letterhead of Thacher Proffitt & Wood]




                                       November 25, 1998


Structured Asset Mortgage Investments Inc.
245 Park Avenue
New York, New York 10167

                  Structured Asset Mortgage Investments Inc.
                  Mortgage Pass-Through Certificates
                  Registration Statement on Form S-3 (No. 333-51279)
                  --------------------------------------------------

Ladies and Gentlemen:

         We are counsel to Structured Asset Mortgage Investments Inc. (the "Registrant") in connection with the offering by the Registrant of approximately $245,226,989 aggregate principal amount of Mortgage Pass-Through Certificates, Series 1998-11 (the "Certificates") to be issued pursuant to the Pooling and Servicing Agreement, dated as of November 1, 1998 (the "Pooling and Servicing Agreement"), among the Company, Norwest Bank Minnesota, N.A. as master servicer, Provident Funding Associates, L.P. as servicer and The First National Bank of Chicago as trustee. The Certificates are being offered under the Registration Statement of the Registrant on Form S-3 (No. 333-51279) (the "Registration Statement") and are as described in the Prospectus dated November 24, 1998 (the "Prospectus") and the Prospectus Supplement thereto dated November 24, 1998, each to be filed under Rule 424(b) of the 1933 Act.

         In rendering this opinion letter, we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary authorization, execution, delivery and enforceability of all documents, and the necessary entity power with respect thereto and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in the documents to which this opinion letter relates and that renders any of the opinions expressed below inconsistent with such documents as so modified or supplemented. In rendering this opinion letter, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of the agreements to which this opinion letter relates.

         Our opinions set forth below with respect to the enforceability of any right or obligation under any agreement are subject to (i) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealings and the possible unavailability of specific performance and injunctive relief, regardless of whether considered in a proceeding in equity or at law,
(ii) the effect of certain laws, regulations and judicial or other decisions upon the availability and enforceability of certain covenants, remedies and other provisions, including the remedies of specific performance and self-help and provisions imposing penalties and forfeitures and waiving objections to venue and forum, (iii) bankruptcy, insolvency, receivership, reorganization, liquidation, fraudulent conveyance, moratorium or other similar laws affecting the rights of creditors or secured parties and (iv) public policy considerations underlying the securities laws, to the extent that such public policy considerations limit the enforceability of the provisions of any agreement which purport or are construed to provide indemnification with respect to securities law violations. However, the non- enforceability of any such provisions will not, taken as a whole, materially interfere with the practical realization of the benefits of the rights and remedies included in any such agreement which is the subject of any opinion expressed below, except for the considerations referred to in foregoing clause (iv) and the consequences of any judicial, administrative, procedural or other delay which may be imposed by, relate to or arise from applicable laws, equitable principles and interpretations thereof.

         In rendering this opinion letter, we do not express any opinion concerning any law other than the federal laws of the United States and the laws of the State of New York. We do not express any opinion with respect to the securities laws of any jurisdiction or any other matter not specifically addressed in the opinions expressed below.

         Based upon and subject to the foregoing, it is our opinion that:

         1. The Pooling and Servicing Agreement, assuming the authorization, execution and delivery thereof by the parties thereto, will be a valid and legally binding agreement under the laws of the State of New York, enforceable thereunder against the Registrant in accordance with its terms.

         2. The Certificates, assuming the authorization, execution and delivery of the Pooling and Servicing Agreement by the parties thereto, the execution and authentication of the Certificates in accordance with the Pooling and Servicing Agreement and the delivery and payment for the Certificates as contemplated in the Prospectus and the Prospectus Supplement, will be legally and validly issued and outstanding, fully paid and non-assessable and entitled to the benefits of the Pooling and Servicing Agreement.

         3. The description of federal income tax consequences appearing under the heading "Federal Income Tax Consequences" in the Prospectus Supplement, while not purporting to discuss all possible federal income tax consequences of an investment in the Certificates, is accurate with respect to those tax consequences which are discussed and is hereby confirmed as our opinion.

         We hereby consent to the filing of this opinion letter as an Exhibit to the Current Report of the Registrant on Form 8-K and to the Registration Statement, to the use of our name in the Prospectus and Prospectus Supplement under the heading "Legal Matters" and to the filing of this opinion letter as an exhibit to any application made by or on behalf of the Registrant or any dealer in connection with the registration or qualification of the Certificates under the securities law of any State of the United States or other jurisdiction, without admitting that we are "persons" within the meaning of Section 7(a) or 11(a)(4) of the 1933 Act, or "experts" within the meaning of Section 11 thereof, with respect to any portion of the Registration Statement.

                                         Very truly yours,

                                         THACHER PROFFITT & WOOD

                                         By /s/ THACHER PROFFITT & WOOD